FORM 4

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities
                      Exchange Act of 1934


1. Name and Address of Reporting Person:


Murphy                           Joseph L.
(Last)                           (First)

225 West 37th Street, New York,       NY               10018
(Street)            (City)          (State)            (Zip)

2. Issuer Name and Ticker or Trading Symbol:


JLM Couture, Inc. /JLMC

3. IRS or Social Security Number of Reporting Person (Voluntary):



4. Statement for Month/Year:

January/2002


5. If Amendment, Date of Original (Month/Year):



6. Relationship of Reporting Person to Issuer (Check all applicable):

   X      Director

   X      10% Owner

   X      Officer (give title below)

           Other (Specified below)

President
Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned:

1. Title of Security:




2. Transaction Date:



(Month/Day/Year)

3. Transaction Code:
   Code



4. Securities Acquired (A) or Disposed of (D):
Amount            (A) or (D)           Price



5. Amount of Securities Beneficially Owned at End of Month:





6. Ownership Form-Direct (D) or Indirect (I):




7. Nature of Indirect Beneficial Ownership:




Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):

1. Title of Derivative Security:


   Common Stock





2. Conversion or Exercise Price of Derivative Security:


   $2.10

3. Transaction Date (Month/Day/Year):

   1/3/02

4. Transaction Code:
   Code

    A

5. Number of Derivative Securities Acquired (A) or Disposed of
(D):

    100,000

6. Date Exercisable and Expiration Date (Month/Day/Year):

     1/3/03                                1/3/07
(Date Exercisable)                   (Expiration Date)

7. Title and Amount of Underlying Securities:

 Common Stock                          100,000
(Title)                          (Amount of Number of Shares)

8. Price of Derivative Security:

   -

9. Number of Derivative Securities Beneficially Owned at End of
Month:

  300,000

10. Ownership Form of Derivative Security: Direct (D) or Indirect
(I):

     D

11. Nature of Indirect Beneficial Ownership:



Explanation of Responses:


/s/Joseph L. Murphy                               2/10/02
Signature of Reporting Person                      Date